Exhibit 23.1


           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1997 Equity Incentive Plan and the 2006 Stock Incentive Plan of Dynamic Materials Corporation of our reports dated March 6, 2007, with respect to the consolidated financial statements and schedules of Dynamic Materials Corporation, Dynamic Materials Corporation management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Dynamic Materials Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.



                             /s/  Ernst & Young LLP
                             ----------------------

Denver, Colorado
May 29, 2007